Exhibit 99.1

Celularity Appoints Richard J. Berman to its Board of Directors

Seasoned Public Company Director and Finance Veteran Brings Extensive Track Record of Success in Facilitating the Growth of Shareholder Value

FLORHAM PARK, N.J., Aug. 28, 2024 (GLOBE NEWSWIRE) — Celularity Inc. (Nasdaq: CELU) (the “Company”), a regenerative and cellular medicine company developing placental-derived allogeneic cell therapies and advanced biomaterial products, announced today the appointment of Richard J. Berman, to its Board of Directors. Mr. Berman is an experienced public company director whose career spans over 40 years of venture capital, senior management, and merger and acquisitions experience. He has served as a director and/or officer of over a dozen public and private companies in the last five years, six of which have reached over one billion dollars in market value. Previously, Mr. Berman worked at Goldman Sachs and was Senior Vice President of Bankers Trust Company where he started the M&A Leveraged Buyout Departments. He also has advised on over $4 billion merger and acquisition transactions, completing over 300 deals.

“I am pleased to welcome Richard Berman to the Celularity Board of Directors, to which he brings a unique depth of experience and leadership guiding public companies and helping them build and execute growth plans,” said Robert J. Hariri, M.D., Ph.D., founder, Chairman and Chief Executive Officer of Celularity. Mr. Berman commented on his new role, “I am pleased to join Celularity at this key moment and look forward to working with Dr. Hariri and his team as it executes the Company’s focused and disciplined growth plan.”

About Celularity

Celularity Inc. (NASDAQ: CELU) is an innovative regenerative and cellular medicine company. It is developing and commercializing advanced biomaterial products and allogeneic, cryopreserved, placental-derived cell therapies, all derived from the postpartum placenta. What sets Celularity apart is its therapeutic programs that target aging-related diseases, including degenerative diseases, cancer, and immune disorders, using mesenchymal-like adherent stromal cells (MLASCs), T-cells engineered with CAR (CAR T-cells), and genetically modified and unmodified natural killer (NK) cells. Celularity’s unique approach, harnessing the placenta’s biology and ready availability, is paving the way for therapeutic solutions that address significant unmet unique biology and ready availability, it can develop therapeutic solutions that address needs for effective, accessible, and affordable therapies.

Celularity Media/Investor Contact:

Carlos Ramirez, SVP Investor Relations

carlos.ramirez@celularity.com